UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     June 16, 2005

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701
(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                      N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
       (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

NEWS RELEASE

Contact: Steve Costello (802) 747-5427     (802) 775-0486 (home)     (802) 742-3062 (pager)
For Immediate Release: June 20, 2005

Fitch Ratings downgrades CVPS

RUTLAND - Fitch Ratings has downgraded its ratings of Central Vermont Public Service (NYSE-CV), and issued a rating outlook of "Stable."

Fitch lowered CVPS's senior secured debt rating from BBB+ to BBB, which is investment grade, on June 16. Fitch lowered the preferred stock rating from BBB- to BB+, which is below investment grade.

"The rating downgrade reflects the negative impact of the recent rate decision issued by the Vermont Public Service Board (PSB) and the increased business risk resulting from the uncertain regulatory environment," Fitch said in a Rating Action Commentary.

Standard and Poor's lowered its ratings earlier this month. CVPS President Bob Young has said the company is reviewing a number of near-term options, including seeking rate relief from the Public Service Board. CVPS has had just one rate increase, 3.95 percent on July 1, 2001, in the past six years. The company is also preparing an appeal of portions of the April rate order, focusing on the refund, which was designed to recapture past earnings.

The company has suspended investments in wind power subsidiary Catamount Energy, Young said, and is reducing capital expenditures and operating expenses that will not affect its ability to provide safe and reliable service in the coming year. In addition, the board of directors will review the company's common dividend level on a quarterly basis to ensure liquidity. Consequently, it is possible that the company could reduce or suspend dividend payments to common shareholders.

Forward-Looking Statements Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from liability established by the Private Securities Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Jean H. Gibson Jean H. Gibson, Senior Vice President, Chief Financial Officer, and Treasurer

June 20, 2005